Exhibit 4.1
NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.
PAYMENT OF THIS INSTRUMENT SHALL, TO THE EXTENT SET FORTH IN ANNEX I OF THE CREDIT AGREEMENT, DATED JUNE 15, 2006, AS AMENDED NOVEMBER 1, 2006 AND MAY 14, 2007, BY AND AMONG TETON ENERGY CORPORATION, BNP PARIBAS, AS ADMINISTRATIVE AGENT AND THE LENDERS SIGNATORY THERETO, BE SUBORDINATE AND JUNIOR IN RIGHT OF PAYMENT TO THE PRIOR PAYMENT IN FULL OF ALL SENIOR INDEBTEDNESS, THE PROVISIONS OF WHICH ANNEX I OF SUCH CREDIT AGREEMENT BEING INCORPORATED HEREIN AND BY THIS REFERENCE BEING MADE A PART HEREOF.

Original Issue Date: May 16, 2007	$
Original Conversion Price (subject to adjustment as provided herein): $5.00 Denver, Colorado
SENIOR SUBORDINATED CONVERTIBLE NOTE
THIS NOTE IS ONE IN A SERIES OF SENIOR SUBORDINATED CONVERTIBLE NOTES (“NOTE(S)”) ISSUED PURSUANT TO THE TERMS OF A PLACEMENT AGREEMENT BETWEEN THE COMPANY AND COMMONWEALTH ASSOCIATES, L.P., DATED MAY 11, 2007 (THE “PLACEMENT AGREEMENT”), THAT AGGREGATE THE PRINCIPAL AMOUNT OF UP $9,000,000.00. ALL CAPITALIZED TERMS HEREIN HAVE THE SAME MEANING AS STATED OR PROVIDED IN THE PLACEMENT AGREEMENT.
FOR VALUE RECEIVED, Teton Energy Corporation, a Delaware company (the “Company”) having a principal place of business at 410 17th Street, Denver, Colorado 80202, promises to pay to ___or its registered assigns (the “Holder”), or shall have paid pursuant to the terms of this Senior Subordinated Convertible Note (the “Note”), the principal sum of $___, due May 16, 2008, or such earlier date as this Note is required or permitted to be repaid as provided hereunder (the “Maturity Date”), and to pay interest to the Holder in accordance with the provisions hereof. Each Holder also shall be entitled to receive Warrants, each to purchase one share of the Company’s Common Stock at a rate of 200% coverage for each $1,000,000 of principal amount, in a form substantially as that in Annex B (the “Warrants”). This Note is subject to the following additional provisions:
     Section 1. Definitions.
     (i) Each capitalized term used in this Note, but not defined herein shall have the meaning ascribed to such term in that certain Senior Revolving Credit Agreement (defined below);
     (ii) For the purposes hereof, in addition to the terms defined elsewhere in this Note, the following terms shall have the following meanings:
     “Administrative Agent” means BNP Paribas, in its capacity as Administrative Agent for the Holders under the Senior Revolving Credit Agreement, together with any successors in such capacity.
     “Alternate Consideration” shall have the meaning set forth in Section 5(d).
     “Approved Stock Plan” means any employee benefit plan which has been or hereafter is approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company, and specifically includes all current stock-based plans of the Company including the Company’s 2003 Employee Stock Option Plan and the 2005 Long Term Incentive Plan.
     “Base Conversion Price” shall have the meaning set forth in Section 5(b).
     “Blockage Period” means a Non-Payment Blockage Period or a Payment Blockage Period.
     “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.
     “Change of Control Transaction” means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 40% of the voting securities of the Company, or (ii) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 60% of the aggregate voting power of the Company or the successor entity of such transaction, or (iii) the Company sells or transfers its assets, as an entirety or substantially as an entirety, to another Person and the stockholders of the Company immediately prior to such transaction own less than 60% of the aggregate voting power of the acquiring entity immediately after the transaction, (iv) a replacement at one time or within a three year period of more than one-half of the members of the Company’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (v) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i) or (iv).
     “Common Stock” means the common stock, par value $0.001 per share, of the Company.
     “Conversion Date” shall have the meaning set forth in Section 4(b).
     “Conversion Price” shall have the meaning set forth in Section 4(c).
     “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.
     “Conversion Shares” means the shares of Common Stock issuable upon conversion of this Note.
     “Dilutive Issuance” shall have the meaning set forth in Section 5(b).
     “Dilutive Issuance Notice” shall have the meaning set forth in Section 5(b).
     “Eligible Swap Agreement” means any present or future Swap Agreement between the Company or any Subsidiary and any Senior Revolving Lender or any Affiliate of any Senior Revolving Lender. For the avoidance of doubt, a Swap Agreement ceases to be an Eligible Swap Agreement if the Person that is the counterparty to the Borrower under a Swap Agreement ceases to be a Senior Revolving Lender under the Senior Revolving Credit Agreement (or, in the case of an affiliate of a Senior Revolving Lender, the Person affiliated therewith ceases to be a Senior Revolving Lender under the Senior Revolving Credit Agreement).
     “Enforcement Action” means, with respect to any Subordinated Obligations: any enforcement of any right or remedy including any enforcement or foreclosure of Liens granted by the Company or any Subsidiary to secure any or all of such Subordinated Obligations, any enforcement or foreclosure of Liens on any capital stock or other equity interests in the Borrowers or any Subsidiary which may be granted by the Company or any of their Subsidiaries or any holder of equity in the Borrower to secure any or all of such Subordinated Obligations, or any other efforts to collect proceeds from the Company’s or any of its Subsidiaries’ assets or properties (including proceeds of production) to satisfy the Subordinated Obligations, including, without limitation, the commencement, or the joining with any other creditor of the Company or any Subsidiary in the commencement of any Insolvency Proceeding against the Company or any Subsidiary; provided, that none of the following shall constitute an Enforcement Action: (a) acceleration of any of the Subordinated Obligations following acceleration of any of the Senior Indebtedness (provided that such acceleration of Senior Indebtedness has not previously been rescinded), (b) acceleration of any of the Senior Indebtedness following acceleration of any of the Subordinated Obligations (provided that such acceleration of the Subordinated Obligations has not previously been rescinded), (c) actions by any Holder to obtain possession of or receive Reorganization Securities, or (d) taking any action described above during the existence of any Insolvency Proceeding subject to the jurisdiction of a court of competent authority.
     “Equity Conditions” shall mean, during the period in question, (i) the Company shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notice of Conversions of the Holder, if any, (ii) all liquidated damages and other amounts owing to the Holder in respect of this Note shall have been paid; (iii) there is then existing no Event of Default or event which, with the passage of time or the giving of notice, would constitute an Event of Default, (iv) the issuance of the shares in question to the Holder would not violate the limitations set forth in Section 5, and (v) no public announcement of a pending or proposed Fundamental Transaction, Change of Control Transaction or acquisition transaction has occurred that has not been consummated.
     “Event of Default” shall have the meaning set forth in Section 8.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Excluded Securities” means any Common Stock issued or issuable: (i) in connection with any Approved Stock Plan; (ii) upon conversion of the Note or the exercise of the Warrants; (iii) pursuant to a bona fide firm commitment underwritten follow-on public offering for the issuance of new shares of Common Stock by the Company with a well-regarded underwriter which generates gross proceeds to the Company in excess of $5,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the 1933 Act, including, without limitation, a registered direct offering, and “equity lines”); (iv) pursuant to any follow-on offering into which there is an option for the Note to be converted; (v) upon conversion of any Options or Convertible Securities which are outstanding on the day immediately preceding the Original Issue Date, provided that the terms of such Options or Convertible Securities are not materially amended, modified or changed on or after the Original Issue Date, including, without limitation any amendment, modification or change to decrease the exercise or conversion price, increase the term of, or increase the number of shares issuable upon conversion or exercise of such Option or Convertible Security; (vi) in connection with mergers, acquisitions, strategic business partnerships or joint ventures, in each case with non-affiliated third parties and otherwise on an arm’s-length basis, the primary purpose of which is not to raise additional capital; and (vii) any other issuances that the parties may separately agree is excluded.

     “Fundamental Transaction” shall have the meaning set forth in Section 5(d).
     “Insolvency Proceeding” shall mean (a) any voluntary or involuntary case, action, or proceeding before any Governmental Authority having jurisdiction over the applicable Person or its assets relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up, or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case whether undertaken under U.S. Federal, state, or foreign law.
     “Interest Payment Date” shall have the meaning set forth in Section 2(a).
     “Interest Period” means, initially, the period beginning on and including the Original Issue Date and ending on and including June 30, 2007 and each successive period as follows: the period beginning on and including July 1 and ending on and including September 30; the period beginning on and including October 1 and ending on and including December 31; the period beginning on and including January 1 and ending on and including March 31; and the period beginning on and including April 1 and ending on and including June 30.
     “Late Fees” shall have the meaning set forth in Section 2(d).
     “Mandatory Default Amount” shall equal the sum of (i) the greater of: (A) 110% of the principal amount of this Note to be prepaid, plus all accrued and unpaid interest thereon, or (B) the principal amount of this Note to be prepaid, plus all other accrued and unpaid interest hereon, divided by the Conversion Price on (x) the date the Mandatory Default Amount is demanded or otherwise due or (y) the date the Mandatory Default Amount is paid in full, whichever is less, multiplied by the VWAP on (x) the date the Mandatory Default Amount is demanded or otherwise due or (y) the date the Mandatory Default Amount is paid in full, whichever is greater, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of this Note.
     “New York Courts” shall have the meaning set forth in Section 9(d).
     “Note Register” shall have the meaning set forth in Section 2(c).
     “Notice of Conversion” shall have the meaning set forth in Section 4(b).
     “Offering” means a subsequent financing, if any, by the Company, which financing is completed within 90 days after the Closing of the Note financing.
     “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

     “Original Issue Date” shall mean the date of the first issuance of the Notes regardless of the number of transfers of any Note and regardless of the number of instruments which may be issued to evidence such Note.
     “Non-Payment Blockage Period” means, with respect to any Non-Payment Default, the period from and including the date of receipt by the Holders or the Administrative Agent or other representative of a Non-Payment Default Notice relating thereto until the first to occur of (a) the date upon which the Senior Indebtedness have been paid in full in cash, all commitments of any holder of Senior Indebtedness to make loans or extensions of credit have terminated, and all letters of credit issued by any holder of Senior Indebtedness have expired, terminated or fully collateralized in cash, (b) the 179th day after receipt of such Non-Payment Default Notice, (c) the date on which the Non-Payment Default which is the subject of such Non-Payment Default Notice has been waived in writing by the applicable holder or holders of the Senior Indebtedness or an agent or representative on their behalf, cured, or ceased to exist, or (d) the date upon which the Person(s) giving such Non-Payment Default Notice notify the Holders or the Administrative Agent or other representative in writing of the termination of such Non-Payment Blockage Period.
     “Non-Payment Default” means the occurrence of any event under any Senior Revolving Document evidencing Senior Indebtedness, not constituting a Payment Default, which gives the holder(s) of such Senior Indebtedness, or an agent or representative acting on behalf of such holder(s), the right to cause the maturity of such Senior Indebtedness to be accelerated immediately without any further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace period.
     “Non-Payment Default Notice” means a written notice from or on behalf of the Senior Indebtedness Representative that a Non-Payment Default has occurred and is continuing which identifies such Non-Payment Default and specifically designates such notice as a “Non-Payment Default Notice.”
     “Payment Blockage Period” means, with respect to any Payment Default or Senior Indebtedness Acceleration, the period from and including the date of receipt by the Holders or the Administrative Agent or other representative of a Payment Default Notice relating thereto until the first to occur of (a) the date upon which the Senior Indebtedness have been paid in full in cash, all commitments of any holder of Senior Indebtedness to make loans or extensions of credit have terminated, and all letters of credit issued by any holder of Senior Indebtedness have expired, terminated or fully collateralized in cash, (b) if such Payment Default Notice relates to a Payment Default, the date on which the Payment Default which is the subject of such Payment Default Notice has been waived in writing by the applicable holder or holders of the Senior Indebtedness or an agent or representative on their behalf, cured or ceased to exist, or if such Payment Default Notice relates to a Senior Indebtedness Acceleration, the date on which such acceleration is rescinded, annulled or ceased to exist, or (c) the day upon which the Person(s) giving such Payment Default Notice notify the Holders or the

Administrative Agent or other representative in writing of the termination of such Payment Blockage Period.
     “Payment Default” means a default by the Company or any Guarantor in the payment of any amount owing with respect to the Senior Indebtedness, whether with respect to principal, interest, premium, letter of credit reimbursement obligations, commitment fees or letter of credit fees or otherwise when the same becomes due and payable, whether at maturity or at a date fixed for payment of an installment or prepayment or by declaration or acceleration or otherwise.
     “Payment Default Notice” means a written notice from or on behalf of the Senior Indebtedness Representative that either (i) a Payment Default with respect to such Senior Indebtedness has occurred and is continuing, or (ii) a Senior Indebtedness Acceleration with respect to such Senior Indebtedness has occurred and is continuing.
     “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.
     “Principal Market” means initially the American Stock Exchange or any market on which the Company may be listed from time to time.
     “Reorganization Securities” means (a) debt securities that are issued pursuant to an Insolvency Proceeding the payment of which is subordinate and junior at least to the extent provided in this Section 6 to the payment of the Senior Indebtedness outstanding at the time of the issuance thereof (including any refinancing of Senior Indebtedness pursuant to an Insolvency Proceeding) and to the payment of all debt securities issued in exchange for such Senior Indebtedness in such Insolvency Proceeding (whether such subordination is effected by the terms of such securities, an order or decree issued in such Insolvency Proceeding, by agreement of the Holders or otherwise), or (b) equity securities that are issued pursuant to an Insolvency Proceeding; provided, in either case, that such securities are authorized by an order or decree made by a court of competent jurisdiction in such Insolvency Proceeding.
     “Required Senior Revolving Lenders” means Senior Revolving Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the outstanding Senior Indebtedness, or if no principal amount of Loans or letters of credit is then outstanding, Senior Revolving Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the total commitments.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Senior Indebtedness” means and includes (a) all principal indebtedness for loans now outstanding or hereafter incurred, and all letter of credit reimbursement obligations now existing or hereafter arising, under the Senior Revolving Credit Agreement, (b) all amounts now or hereafter owing to any of the Senior Revolving Lenders or any of their Affiliates under any Eligible Swap Agreement, (c) all interest accruing on the Senior Indebtedness described in the preceding clauses (a) and (b), and (d) all other monetary obligations (whether now outstanding or hereafter incurred) for which the Company or any Guarantor is responsible or liable as obligor, guarantor or otherwise under or pursuant to any of the Senior Revolving Credit Documents including, without limitation, all fees, penalties, yield protections, breakage costs, damages, indemnification obligations, reimbursement obligations, and expenses (including, without limitation, fees and expenses of counsel to the Senior Indebtedness Representative and the Senior Revolving Lenders) together with interest on the foregoing to the extent provided for in the Senior Revolving Credit Documents. The interest described in the preceding clause (c) and the premiums and penalties described in the preceding clause (d) include, without limitation, all interest accruing after the commencement of any Insolvency Proceeding under the terms of the Senior Revolving Credit Documents whether or not such interest constitutes an allowed claim in any such Insolvency Proceeding.
     “Senior Indebtedness Acceleration” means with respect to the Senior Indebtedness that the holder or holders of such Senior Indebtedness, or an agent or representative on behalf of such holder or holders, have caused the maturity of such Senior Indebtedness to be accelerated.
     “Senior Indebtedness Default” means a Payment Default or a Non-Payment Default.
     “Senior Indebtedness Representative” means (a) initially, BNP Paribas, as Administrative Agent for the Senior Revolving Lenders under the Senior Revolving Credit Agreement or (b) such other Person selected by the Required Lenders (as such term is defined in the Senior Revolving Credit Agreement) to replace BNP Paribas or the then Senior Indebtedness Representative.
     “Senior Revolving Credit Agreement” means that certain $50,000,000 Credit Agreement dated as of June 15, 2006, as amended November 1, 2006 and May 14, 2007, by and among Teton Energy Corporation, BNP Paribas, as Administrative Agent, and the financial institutions listed therein from time to time as Senior Revolving Lenders, as from time to time renewed, extended, amended, supplemented, or restated, and any agreements representing the refinancing, replacement, or substitution in whole or in part of the revolving credit loans and letter of credit liabilities made or incurred under such Senior Revolving Credit Agreement.
     “Senior Revolving Credit Documents” means, collectively, (a) the Senior Revolving Credit Agreement and the Eligible Swap Agreements, (b) any note, bond or other instrument evidencing Senior Indebtedness, (c) all mortgages, security agreements, pledge agreements or financing statements evidencing, creating or perfecting any Lien to secure the Senior Indebtedness in any way, (d) all guarantees of the Senior Indebtedness, (d) all other documents, instruments or agreements relating to the Senior Indebtedness now or hereafter executed or delivered by and among the Company, any Subsidiary, the

Senior Indebtedness Representative or any Senior Revolving Lender, including without limitation each of the other the “Loan Documents” as such term is defined in the Senior Revolving Credit Agreement, and (e) all renewals, extensions, amendments, modifications or restatements of the foregoing.
     “Senior Revolving Lenders” means all Persons which now or hereafter constitute a “Lender” under the Senior Revolving Credit Agreement and their respective successors and assigns, and all Person refinancing any Senior Indebtedness and their respective successors and assigns.
     “Subordinated Obligations” means any and all indebtedness (whether for principal, interest, fees, indemnifications or otherwise, but not expenses) now or hereafter owing by the Company or any Subsidiary under or in connection with the Note.
     “Trading Day” means a day on which the Common Stock is traded on a Trading Market.
     “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board.
     “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the primary Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. EST to 4:02 p.m. Eastern Time) using the VAP function; (b) if the Common Stock is not then listed or quoted on the Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by a nationally recognized-independent appraiser selected in good faith by Holders holding a majority of the principal amount of Notes then outstanding.
     Section 2. Interest.
     a) Payment of Interest in Cash or Kind. The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note at the rate of eight percent (8%) per annum (the “Note Interest Rate”), payable quarterly on April 1, July 1, October 1 and January 1, beginning on the first such date after the Original Issue Date, on each Conversion Date (as to that principal amount then being converted), and on the Maturity Date (except that, if any such date is not a Business Day, then such payment shall be due on the next succeeding Business Day) (each such date, an “Interest Payment Date”), in cash or, if requested by BNP Paribas, in shares of

Common Stock at stated value of the VWAP on the Interest Payment Date (the amount to be paid in shares, the “Interest Share Amount”); provided, however, (i) payment in shares of Common Stock may only occur if during the 20 Trading Days immediately prior to the applicable Interest Payment Date (“Interest Notice Period”) and through and including the date such shares of Common Stock are issued to the Holder all of the Equity Conditions, unless waived by the Holder in writing, have been met and the Company shall have given the Holder notice in accordance with the notice requirements set forth below and (ii) prior to the commencement of such Interest Notice Period (but not more than 5 Trading Days prior to the commencement of the Interest Notice Period), the Company shall have delivered to the Holder’s account with The Depository Trust Company a number of shares of Common Stock to be applied against such Interest Share Amount equal to the quotient of (x) the applicable Interest Share Amount divided by (y) the then-Conversion Price (the “Interest Conversion Shares”). Interest may not be paid in kind if the price of the Company’s Common Stock at the stated value of the VWAP on the Interest Payment Date would be less than the Conversion Price.
     b) Company’s Election to Pay Interest in Kind. Subject to the terms and conditions herein, the decision whether to pay interest hereunder in shares of Common Stock or cash shall be at the discretion of the Company, with BNP Paribas’ approval. Prior to the commencement of an Interest Notice Period, the Company shall provide the Holder with written notice of its election to pay interest hereunder on the applicable Interest Payment Date either in cash, shares of Common Stock or a combination thereof (the Company may indicate in such notice that the election contained in such notice shall continue for later periods until revised) and the Interest Share Amount as to the applicable Interest Payment Date. During any Interest Notice Period, the Company’s election (whether specific to an Interest Payment Date or continuous) shall be irrevocable as to such Interest Payment Date. Subject to the aforementioned conditions, failure to timely provide such written notice shall be deemed an election by the Company to pay the interest on such Interest Payment Date in cash. The aggregate number of shares of Common Stock otherwise issuable to the Holder on an Interest Payment Date shall be reduced by the number of Interest Conversion Shares previously issued to the Holder in connection with such Interest Payment Date. The Company’s ability to make the election in this Section 2(b) is qualified by the limitations in Section 2(a).
     c) Interest Calculations. Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the Original Issue Date until payment in full of the principal sum, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made. Payment of interest in shares of Common Stock (other than the Interest Conversion Shares issued prior to an Interest Notice Period) shall otherwise occur pursuant to Section 4(d)(ii) and only for purposes of the payment of interest in shares, the Interest Payment Date shall be deemed the Conversion Date. Interest shall cease to accrue with respect to any principal amount converted, provided that the Company in fact delivers the Interest Conversion Shares within the time period required by Section 4(d)(ii). Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of Notes (the “Note Register”).

     d) Late Fee. All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at the rate of 15% per annum (or such lower maximum amount of interest permitted to be charged under applicable law) (“Late Fees”) which will accrue daily, from the date such interest is due hereunder through and including the date of payment. Notwithstanding anything to the contrary contained herein, if on any Interest Payment Date the Company has elected to pay interest in Common Stock and is not able to pay accrued interest in the form of Common Stock because it does not then satisfy the conditions for payment in the form of Common Stock set forth above, then, at the option of the Holder, the Company, in lieu of delivering either shares of Common Stock pursuant to this Section 2 or paying the regularly scheduled cash interest payment, shall deliver, within three Trading Days of each applicable Interest Payment Date, an amount in cash equal to the product of the number of shares of Common Stock otherwise deliverable to the Holder in connection with the payment of interest due on such Interest Payment Date and the average VWAP during the period commencing on the Interest Payment Date and ending on the Trading Day prior to the date such payment is made. If any Interest Conversion Shares are issued to the Holder in connection with an Interest Payment Date and are not applied against an Interest Share Amount, then the Holder shall promptly return such excess shares to the Company.
     Section 3. Registration of Transfers and Exchanges.
     a) Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.
     b) Reliance on Note Register. Prior to due presentment to the Company for transfer of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.
     Section 4. Prepayment and Conversion.
     a) Prepayment. Upon ten (10) days notice and subject to the approval of BNP Paribas, as described in Section 4(b), this Note may be prepaid without penalty, in whole or in part, from the proceeds of the Offering, any subsequent offering by the Company of the Company’s securities, or any combination thereof, provided, that in the event that the Company raises in excess of $15 million in a non-debt financing transaction within the 90-day period following the issuance of the Note, BNP Paribas’ approval shall not be required.
     b) Voluntary Conversion. At any time after the Original Issue Date and the commencement by the Company of the Offering, until this Note is no longer outstanding,

this Note shall be convertible into Conversion Shares at the option of the Holder, in whole or in part at any time and from time to time (subject to the limitations on conversion set forth in Section 4(d) hereof); provided, however, that (i) if, at the end of the one-year period commencing on the Original Issue Date (the “Note Term”), this Note has not been converted into Conversion Shares in whole or in part by the Holder, the Company must obtain the approval of BNP Paribas to pay the balance of the Note in cash and (ii) before the Note can be paid off in full or in part, in cash, the Company must obtain the approval of BNP Paribas. The Holder shall effect conversions by delivering to the Company the form of Notice of Conversion attached hereto as Annex A (a “Notice of Conversion”), specifying therein the principal amount of this Note to be converted and the date on which such conversion is to be effected (a “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is provided hereunder. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Company unless the entire principal amount of this Note plus all accrued and unpaid interest thereon has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion. The Holder and the Company shall maintain records showing the principal amount converted and the date of such conversions. The Company shall deliver any objection to any Notice of Conversion within one (1) Business Day of receipt of such notice. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.
     c) Conversion Price. The conversion price in effect on any Conversion Date shall be equal to $5.00 (subject to adjustment herein) (the “Conversion Price”).
     d) Mechanics of Conversion
     i. Conversion Shares Issuable Upon Conversion of Principal Amount. The number of Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Note to be converted by (y) the Conversion Price.
     ii. Delivery of Certificate Upon Conversion. Not later than five Trading Days after any Conversion Date, the Company will deliver or cause to be delivered to the Holder (A) a certificate or certificates representing the Common Stock, which will represent the number of Conversion Shares being acquired upon the conversion of this Note and (B) a bank check in the amount of accrued and unpaid interest (if the Company is required to pay accrued interest in cash). The Company shall, if available and if allowed under applicable securities laws, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust

Corporation or another established clearing corporation performing similar functions.
     iii. Failure to Deliver Certificates. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the fifth Trading Day after a Conversion Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the principal amount of this Note tendered for conversion.
     iv. Obligation Absolute; Partial Liquidated Damages. If the Company fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 4(d)(ii) by the fifth Trading Day after the Conversion Date, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of principal amount being converted, $10 per Trading Day (increasing to $20 per Trading Day after 10 Trading Days after such damages begin to accrue) for each Trading Day after such fifth Trading Day until such certificates are delivered. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. Nothing herein shall limit the Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 8 herein for the Company’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.
     v. Principal Market Regulation. The Company shall not be obligated to issue any shares of Common Stock upon conversion of this Note, and the Holder of this Note shall not have the right to receive upon conversion of this Note any shares of Common Stock, if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion of the Notes without breaching the

Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders. Until such approval or written opinion is obtained, no purchaser of the Notes pursuant to the Securities Purchase Agreement (the “Purchasers”) shall be issued in the aggregate, upon conversion of Notes, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the principal amount of Notes issued to such Purchaser pursuant to the Securities Purchase Agreement on the Closing Date and the denominator of which is the aggregate principal amount of all Notes issued to the Purchasers pursuant to the Securities Purchase Agreement on the Closing Date (with respect to each Purchaser, the “Exchange Cap Allocation”). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Notes, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any holder of Notes shall convert all of such holder’s Notes into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Notes on a pro rata basis in proportion to the aggregate principal amount of the Notes then held by each such holder.
     vi. Fractional Shares. Upon a conversion hereunder, the Company shall not be required to issue certificates representing fractions of the Common Stock, but may, if otherwise permitted, make a cash payment in respect of any final fraction of a Common Stock based on the VWAP at such time.
     vii. Transfer Taxes. The issuance of certificates for Common Stock on conversion of this Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

     Section 5. Certain Adjustments.
     a) Stock Dividends and Stock Splits. If the Company, at any time while this Note is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (“Common Stock Equivalents”) (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Note, including as interest thereon), other than dividends paid on the             shares Preferred Stock or the conversion of the Preferred Stock into Common Stock, (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury             shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.
     b) Subsequent Equity Sales. Other than the securities issued in the Offering, including the underlying securities thereof and other Excluded Securities, if the Company, at any time while this Note is outstanding, shall offer, sell, grant any option to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances collectively, a “Dilutive Issuance”), as adjusted hereunder (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal the product of (A) the Conversion Price in effect immediately prior to such Dilutive Issuance and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Conversion Price in effect immediately prior to such Dilutive Issuance and the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance plus (II) the consideration, if any, received by the Company upon such Dilutive Issuance, by (2) the product derived by multiplying (I) the Applicable Price in effect immediately prior to such Dilutive Issuance by (II) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance. The Company shall notify the Holder in writing, no later than the Business Day following the issuance of any Common Stock or Common Stock Equivalents subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms (such notice the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 5(b), upon the occurrence of any Dilutive Issuance, after the date of such Dilutive Issuance the Holder is entitled to receive a number of Conversion Shares based upon the Base Conversion Price regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion.
     c) Floor Price. Until such time as the Company receives any stockholder approval that may be required under any applicable stockholder approval provisions in order to allow the Conversion Price to be less than the Conversion Floor Price (as defined below), including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated (the “Required Stockholder Approval”), no adjustment pursuant to Section 5(b) shall cause the Conversion Price to be less than $5.00, as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction (the “Conversion Floor Price”).
     d) Pro Rata Distributions. If the Company, at any time while this Note is outstanding, shall distribute to all holders of Common Stock and Preferred Stock (and not to holders of the Notes) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors. In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.
     e) Fundamental Transaction. If, at any time while this Note is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Unit that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall (i) assume in writing all of the obligations of the Company under this Note pursuant to written agreements in form and substance satisfactory to the Holder (such approval not to be unreasonably withheld or delayed) prior to such Fundamental Transaction and (ii) to issue to the Holder a new debenture of such successor entity evidenced by a written instrument substantially similar in form and substance to this Note, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of this Note and having similar ranking to this Note, and satisfactory to the Holder (any such approval not to be unreasonably withheld or delayed). The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of this Note.
     f) Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.
     g) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any of this Section 5, the Company shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.
     h) Make Whole. In the event that a Holder of Notes is prohibited from receiving the full amount due pursuant to the terms of the Notes as a result of the rules and regulations of the Principal Market, then the Holder shall be entitled to a Make-Whole amount for such difference. For purposes of such provision, the “Make-Whole amount” means the amount of principal and/or interest that was due under the Note that was not paid on account of applicable rules and regulations of the Principal Market, which amount shall be due and owing in cash, consistent with the terms herein.
     Section 6. Subordination to Senior Indebtedness.
     a) Subordination of Obligations. The Company and each Subsidiary covenants and agrees, and each Holder by its acceptance of a Note covenants and agrees, that the payment of the Subordinated Obligations shall, to the extent set forth in this Section 6, be subordinate and junior and subject in right of payment to the prior payment in full in cash of all Senior Indebtedness, whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed.
     b) Payment Default or Acceleration. Except under circumstances when the terms of Section 6(e) are applicable, if (a) a Payment Default or Senior Indebtedness Acceleration shall have occurred and be continuing and (b) the Administrative Agent or other representative shall have received a Payment Default Notice, then neither the Company nor any Subsidiary may make, receive or collect, any direct or indirect payment or distribution of any kind or character (in cash, securities, other Property, by setoff, or otherwise other than Reorganization Securities) of any properties or assets of the Company or any Subsidiary on account of the Subordinated Obligations during the Payment Blockage Period; provided, however, that in the case of any payment on or in respect of any Subordinated Obligation that would (in the absence of any such Payment Default Notice) have been due and payable on any date (a “Scheduled Payment Date”) during such Payment Blockage Period pursuant to the terms of the Note as in effect on the date hereof or as amended consistent with the provisions of Section 6(k), the provisions of this Section 6(b) shall not prevent the making and acceptance of such payment (a “Scheduled Payment”), together with any additional default interest as is due on the Notes, on or after the date immediately following the termination of such Payment Blockage Period. In the event that, notwithstanding the foregoing, either the Company or any Subsidiary shall make any payment or distribution to any Holder prohibited by the foregoing provisions of this Section 6(b), then and in such event such payment or distribution shall be held in trust for the benefit of and immediately shall be paid over to the holders of the Senior Indebtedness or the Senior Indebtedness Representative for application against the Senior Indebtedness remaining unpaid until such Senior Indebtedness are paid in full in cash. Any Payment Default Notice shall be deemed received by the Holders upon the date of actual receipt by the Holders or the Administrative Agent or other representative of such Payment Default Notice in writing.
     c) Non-Payment Default. Except under circumstances when the terms of Section 6(b) or Section 6(d) are applicable, if (a) a Non-Payment Default shall have occurred and be continuing, (b) the Holders or the Administrative Agent or other representative shall have received a Non-Payment Default Notice, and (c) no Non-

Payment Default Notice shall have been given within the 360-day period immediately preceding the giving of such Non-Payment Default Notice, then neither the Company nor any Subsidiary may make, and no Holder shall accept, receive or collect, any direct or indirect payment or distribution of any kind or character (in cash, securities, other Property, by setoff, or otherwise other than Reorganization Securities) of any properties or assets of the Company or any Subsidiary on account of the Subordinated Obligations during the Non-Payment Blockage Period; provided, however, that in the case of any Scheduled Payment on or in respect of any Subordinated Obligation that would (in the absence of any such Non-Payment Default Notice) have been due and payable on any Scheduled Payment Date during such Non-Payment Blockage Period pursuant to the terms of the Notes as in effect on the date hereof or as amended consistent with the requirements of Section 6(k), the provisions of this Section 6(c) shall not prevent the making and acceptance of such Scheduled Payment, together with any additional default interest as is due on the Notes, on or after the date immediately following the termination of such Non-Payment Blockage Period. In the event that, notwithstanding the foregoing, the Company or any Subsidiary shall make any payment or distribution to any Holder prohibited by the foregoing provisions of this Section 6(c), then and in such event such payment or distribution shall be held in trust for the benefit of and immediately shall be paid over to the holders of the Senior Indebtedness or the Senior Indebtedness Representative for application against the Senior Indebtedness remaining unpaid until such Senior Indebtedness are paid in full in cash. Any Non-Payment Default Notice shall be deemed received by the Holders upon the date of actual receipt by the Holders or the Administrative Agent or other representative of such Non-Payment Default Notice in writing.
     d) Insolvency, Bankruptcy, etc. In the event of the institution of any Insolvency Proceeding relative to the Company or any Subsidiary, then:
     (i) The holders of the Senior Indebtedness shall be entitled to receive payment in full in cash of the Senior Indebtedness before the Holders are entitled to receive any direct or indirect payment or distribution of any kind or character, whether in cash, Property or securities (other than Reorganization Securities) on account of the Subordinated Obligations.
     (ii) Any direct or indirect payment or distribution of any kind or character, whether in cash, Property or securities, by setoff or otherwise, which may be payable or deliverable in such proceedings in respect of the Subordinated Obligations but for the provisions of this Section 6 shall be paid or delivered by the Person making such payment or distribution, whether the Company, a Subsidiary of the Company, a trustee in bankruptcy, a receiver, a liquidating trustee, or otherwise, directly to the holders of the Senior Indebtedness or the Senior Indebtedness Representative, to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid; provided, however, that no such delivery of any Reorganization Securities shall be made to any holders of the Senior Indebtedness. In the event that, notwithstanding the foregoing provisions of this Section 6(d), any Holder shall have received any such payment or distribution of any kind or character, whether in cash, Property or securities, by setoff or otherwise, before all Senior Indebtedness is paid in full in cash, which is to be paid to the holders of the Senior Indebtedness under the foregoing provisions of this Section 6(d), then and in such event such payment or distribution shall be held in trust for the benefit of and immediately shall be paid over to the holders of the Senior Indebtedness or the Senior Indebtedness Representative for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full in cash.
     (iii) If no proof of claim is filed in any Insolvency Proceeding with respect to any Subordinated Obligations by the tenth day prior to the bar date for any such proof of claim, the Senior Indebtedness Representative may, after notice to the Holders or the Administrative Agent or other representative, file such a proof of claim on behalf of the Holders, and each Holder hereby irrevocably appoints the Senior Indebtedness Representative as its agent and attorney-in-fact for such limited purpose; provided, that the foregoing shall not confer to the holder of any Senior Indebtedness the right to vote on behalf of the Holders in any Insolvency Proceedings.
     e) No Impairment. No right of any present or future holder of Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any Subsidiary or by any non-compliance by the Borrower or any Subsidiary with the terms, provisions, and covenants of this Section 6, the Credit Agreement or the Notes, regardless of any knowledge thereof any such Holder may have or be otherwise charged with. The provisions of this Section 6 shall be enforceable directly by any present or future holder of the Senior Indebtedness and/or the Senior Indebtedness Representative.
     f) Rights of Creditors; Subrogation. The provisions of this Section 6 are for the purpose of defining the relative rights of the holders of the Senior Indebtedness on the one hand, and the Holders on the other hand, and nothing herein shall impair, as between the Company and the Guarantors and the Holders, the obligation of the Company and the Guarantors, which are unconditional and absolute, to pay to the Holders the principal thereof and interest thereon in accordance with their terms and the provisions thereof, nor shall anything herein, prevent the Holders from exercising all remedies otherwise permitted by applicable law or hereunder upon default under the Credit Agreement or under the Notes (including the right to demand payment and sue for performance thereof and of the Notes and to accelerate the maturity thereof as provided by the terms of the Notes), subject to the rights of holders of the Senior Indebtedness under this Section 6. Upon payment in full of the Senior Indebtedness in cash and termination of the commitments of any holder of the Senior Indebtedness to make loans or extensions of credit, and expiration or termination of all letters of credit issued by any holder of the Senior Indebtedness, the Holders shall, to the extent of any payments or distributions paid or delivered to the holders of the Senior Indebtedness or otherwise applied to the Senior Indebtedness pursuant to the provisions of this Section 6, be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions of assets of the Company or any Guarantor made on Senior Indebtedness (and any security therefor) until the Subordinated Obligations shall be paid in full (and, for this purpose, no such payments or distributions paid or delivered to the holders of the Senior Indebtedness or otherwise applied to the Senior Indebtedness shall be deemed to have discharged the Subordinated Obligations), and, for the purposes of such subrogation, no payments to the holders of the Senior Indebtedness of any cash, assets, stock, or obligations to which the Holders would be entitled except for the provisions of this Section 6 shall, as between the Company and the Guarantors, any of their respective creditors (other than the holders of the Senior Indebtedness), and the Holders, be deemed to be a payment by the Company or any Guarantor to or on account of Senior Indebtedness. The fact that failure to make any payment on account of the Subordinated Obligations is caused by reason of the operation of any provision of this Section 6 shall not be construed as preventing the occurrence of an Event of Default.
     g) Payments on Senior Indebtedness. In the event that any Holder determines in good faith that evidence is required with respect to the right of any holder of the Senior Indebtedness to participate in any payment or distribution pursuant to this Section 6 or the amount of such participation, such Holder may request such Person to furnish evidence to the reasonable satisfaction of such Holder as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Section 6, and if such evidence is not furnished, such Holder may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment; provided that, upon the written request of such Person to such Holder, such payment shall be made to the court having jurisdiction over such judicial determination or to another Person mutually satisfactory to such Person and such Holder, as escrowee, to be held and invested pending such judicial determination in accordance with such instructions as shall be mutually satisfactory to such Person and such Holder and upon such judicial determination becoming final and non-appealable to be distributed in accordance therewith to the Person entitled thereto.
     h) Notice of Acceleration; Enforcement Action.
     (i) Each Holder agrees that in the event any Event of Default shall occur, and as a result thereof, any Holder or the Administrative Agent or other representative of such Holder accelerates maturity of the Notes, then such Holder or the Administrative Agent or other representative shall give prompt (and in any event within three (3) Business Days) notice thereof in writing to the holders of the Senior Indebtedness or the Senior Indebtedness Representative. Neither the Company nor any Subsidiary may pay the Notes until ten (10) Business Days after the Senior Indebtedness Representative receives the notice described above and, after that ten (10) Business Day period, may pay the Notes, and the Holders may receive or collect such payment, only if the provisions of this Section 6 do not prohibit such payment at that time.
     (ii) Each Holder agrees that in the event any Event of Default shall occur, and as a result thereof, any Holder or the Administrative Agent or other representative of such Holder intends to commence any Enforcement Action, then such Holder or the Administrative Agent or other representative shall first deliver notice thereof in writing to the Senior Indebtedness Representative both (i) not less than ten (10) days prior to taking any such Enforcement Action, and (ii) one (1) Business Day after such Enforcement Action is taken.
     i) Reinstatement. The provisions of this Section 6 shall remain in force and effect until the indefeasible payment in full of all Senior Indebtedness and the termination of all commitments of any holder of the Senior Indebtedness to make loans or extensions of credit, and expiration or termination of all letters of credit issued by any holder of the Senior Indebtedness. To the extent any payment of or distribution in respect of the Senior Indebtedness (whether by or on behalf of the Company or any of their Subsidiaries, as proceeds of security or enforcement of any right of set off or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to the Company or any Subsidiary or any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment or distribution is recovered by, or paid over to, the Company or any Subsidiary or such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment has not occurred and the provisions of this Section 6 shall continue to be applicable in respect of said reinstated Senior Indebtedness.
     j) Rights of Holders of the Senior Indebtedness. The holders of the Senior Indebtedness may, at any time and from time to time subject to the terms of the Senior Indebtedness, without the consent of or notice to the Holders or the Administrative Agent or other representative of the Holders, without incurring responsibility to the Holders and without impairing or releasing the subordination or other benefits provided in this Section 6 or the obligations hereunder of the Holders to the holders of the Senior Indebtedness, do any one or more of the following: (a) change the manner, place or terms of payment or extend the time of payment of, or renew, increase (but not in excess of the cap provided for in the definition of “Senior Indebtedness”), alter or amend, Senior Indebtedness or any instrument evidencing the same or any covenant or agreement under which Senior Indebtedness is outstanding or secured or any liability of any obligor thereon; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (c) settle or compromise any Senior Indebtedness or any liability of any obligor thereon or release any Person liable in any manner for the payment of Senior Indebtedness; and (d) waive any default under Senior Indebtedness and exercise or refrain from exercising any rights against the Company, any Subsidiary or any other Person. The foregoing provisions are not intended to permit a change to the definition of “Senior Indebtedness.”
     k) Amendments. No amendment of this Section 6, or the definitions used in this Section 6, or which would have the effect of modifying this Section 6, or the definitions used in this Section 6, shall be effective unless it is in writing and made with the prior written consent of each of the Required Senior Revolving Lenders or by the Senior Indebtedness Representative acting at their written discretion on their behalf.
     l) Identity of Holders for Notice Purposes. For purposes of any notice required or permitted to be given hereunder by the holders of the Senior Indebtedness or the Senior Indebtedness Representative to the Holders, or any of them, the holders of the Senior Indebtedness and the Senior Indebtedness Representative shall be entitled to rely, conclusively, on the identity and address of each Holder as set forth in the Credit Agreement or as otherwise set forth in the most recent notice received by the Senior Indebtedness Representative from a Holder referring to the Credit Agreement for purposes of providing the identity and address of each Holder. The Holders agree that any notices required to be given to the Holders shall be effective if such notice is given to the Administrative Agent or other representative of the Holders. For so long as the Subordinated Obligations are outstanding, the Holders agree to designate and maintain an agent or other representative for such purposes.
     m) Liens.
     (i) All Liens granted by the Company, or, if applicable, any Guarantor, which at any time secure the Senior Revolving Credit Agreement, are hereby made, and will at all times prior to the full payment or discharge of the Senior Indebtedness be, subject and subordinate to all Liens granted by the Borrower or any Guarantor which at any time secure the Senior Indebtedness, which subordination shall be effective whether or not all such Liens securing Senior Indebtedness have been properly recorded, filed and otherwise perfected prior to all such Liens securing any Note and regardless of the relative priority of such Liens as determined without regard to this Section 6. The mortgages included in the Senior Revolving Credit Documents do (and other mortgages, security agreements and similar Senior Revolving Credit Documents may) describe the indebtedness secured thereby in a manner which might include indebtedness other than the Senior Indebtedness. For so long as any Note is outstanding, as between the Holders and the holders of the Senior Indebtedness, only the Senior Indebtedness shall be deemed to be secured by any Liens granted under the Senior Revolving Credit Documents.
     (ii) Each Holder agrees that it will not initiate, join in or prosecute any claim, action or other proceeding challenging the validity or enforceability of the Senior Indebtedness or the Liens securing the Senior Indebtedness.

     n) Successors and Assigns. Each Holder acknowledges and agrees that the provisions of this Section 6 are, and are intended to be, an inducement and a consideration to each holder of the Senior Indebtedness to make, extend and continue the Senior Indebtedness; and each holder of the Senior Indebtedness shall be deemed conclusively to have relied upon the provisions of this Section 6 in permitting the Company to incur the Subordinated Obligations and in making, extending, continuing and/or acquiring such Senior Indebtedness. This Section 6 shall pass to and be fully binding upon the successors and assigns of each Holder and shall inure to the benefit of the present and future holders of the Senior Indebtedness and the Senior Indebtedness Representative and their respective successors and assigns (including without limitation any Person refinancing any Senior Indebtedness).
     o) Purchase of Senior Indebtedness. The Senior Indebtedness Representative, on behalf of itself and the Senior Revolving Lenders (and, where appropriate with regard to the Eligible Swap Agreements, their respective Affiliates), and the Company hereby agrees with the Holder that, if the Senior Indebtedness Representative delivers a Payment Default Notice to the Administrative Agent or the Holder, then the Holder may (but shall not be obligated to) purchase the Senior Indebtedness and all of the rights, titles and interests of the Senior Indebtedness Representative and the Senior Revolving Lenders under the Senior Revolving Credit Documents, by giving notice of Holder’s intent to buy within ten days after delivery of such Payment Default Notice and consummating such sale within thirty days after the delivery of such Payment Default Notice for a price in immediately available funds equal to the unpaid principal of and accrued interest on the Senior Indebtedness, the cash collateralization amount of outstanding Letters of Credit (as defined in the Senior Revolving Credit Agreement) at par value plus 5%, all other amounts then due to the Senior Indebtedness Representative and the Senior Revolving Lenders under the Senior Revolving Credit Documents and all unpaid amounts and Swap Termination Value payments due to the Senior Revolving Lenders (and their respective Affiliates, where appropriate) of the Eligible Swap Agreements, all subject to documentation reasonably acceptable to the Senior Indebtedness Representative, the Senior Revolving Lenders and the Holder, but without any necessity for any consent from the Company or any Guarantor.
     Section 7. Negative Covenants. So long as any portion of this Note is outstanding, the Company will not directly or indirectly, without the prior approval of BNP Paribas:
     a) except as provided under the Senior Revolving Credit Agreement, and this Note, enter into, create, incur, assume, guarantee or suffer to exist any Indebtedness;
     b) except as provided under the Senior Revolving Credit Agreement, and this Note, enter into, create, incur, assume or suffer to exist any Lien;
     c) amend its certificate of incorporation, bylaws or other charter documents so as to materially and adversely affect any rights of the Holder;

     d) enter into any agreement with respect to any of the foregoing; or
     e) except as provided under the Senior Revolving Credit Agreement, and this Note, pay cash dividends or distributions on any equity securities of the Company.
     Section 8. Events of Default.
     a) “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):
     i. any default in the payment of (A) the principal amount of any Note, or (B) interest (including Late Fees) on, or liquidated damages in respect of, any Note, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured, within 30 calendar days;
     ii. the Company shall fail to observe or perform any other covenant or agreement contained in this Note or any other Note (other than a breach by the Company of its obligations to deliver Shares to the Holder upon conversion which breach is addressed in clause (vii) below) which failure is not cured, if possible to cure, within the earlier to occur of (A) 30 calendar days after notice of such default sent by the Holder or by any other Holder and (B) 30 Trading Days after the Company shall become or should have become aware of such failure;
     iii. any representation or warranty made herein, or in any other report, financial statement or certificate made or delivered to the Holder or any other holder of Notes shall be untrue or incorrect in any material respect as of the date when made or deemed made;
     iv. if (i) the Company shall commence a case, as debtor, or there shall be commenced against the Company, a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or (ii) there is commenced against the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or (iii) the Company is adjudicated by a court of competent jurisdiction insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or (iv) the Company suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or (v)

the Company makes a general assignment for the benefit of creditors; or (vi) the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or (vii) the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (viii) the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or (ix) any corporate or other action is taken by the Company for the purpose of effecting any of the foregoing;
     v. the Company shall default in any of its obligations under the Loan Documents, as such term is defined in Section 6, and such default shall result in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;
     vi. the Company shall be a party to any Change of Control Transaction or Fundamental Transaction, shall agree to sell or dispose of all or in excess of 40% of its assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction) or shall redeem or repurchase more than a de minimis number of its outstanding shares of Common Stock or other equity securities of the Company (other than repurchases of shares of Common Stock or other equity securities of departing officers and directors of the Company; provided such repurchases shall not exceed $100,000, in the aggregate, for all officers and directors during the term of this Note); or
     vii. the Company shall fail for any reason to deliver certificates to a Holder prior to the fifth Trading Day after a Conversion Date pursuant to and in accordance with Section 4(d) or the Company shall provide notice to the Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversions of any Notes in accordance with the terms hereof.
     b) Remedies Upon Event of Default. If any Event of Default occurs, the full principal amount of this Note, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become, at the Holder’s election, immediately due and payable in cash. The aggregate amount payable upon an Event of Default shall be equal to the Mandatory Default Amount. Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of this Note, the interest rate on this Note shall accrue at the rate of 15% per annum, or such lower maximum amount of interest permitted to be charged under applicable law. Upon the payment in full of the Mandatory Default Amount on this entire Note the Holder shall promptly surrender this Note to or as directed by the Company. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a Note holder until such time, if any, as the full payment under this Section shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.
     Section 9. Miscellaneous.
     a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, facsimile number (303) 565-4606, Attn: Chief Executive Officer or Chief Financial Officer, or such other address or facsimile number as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 P.M. (New York City time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.
     b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, interest and liquidated damages (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company. This Note ranks pari passu with all other Notes now or hereafter issued under the terms set forth herein.
     c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

     d) Effectiveness of Registration Statement. For so long as any Notes or Warrants issued pursuant to this transaction are outstanding or until the shares underlying the Notes or the Warrants may be freely traded without volume restriction under Rule 144 promulgated under the Securities Act of 1933, as amended, the Company agrees to keep the registration statement on Form S-3 (File No. 333-132451), or any successor thereto effective (the “Registration Statement”).
     Further, the Company will assure that it has at least $10,000,000 of availability on the Registration Statement that it will maintain available to use to retire the Note while the Note is outstanding; and the Company further covenants that it will utilize such liquidity promptly in the event it determines that it may lose its ability to register shares utilizing the Registration Statement at any time prior to Maturity.
     e) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by the Note shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.
     f) Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.
     g) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note.
     h) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
     i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.
*********************

     IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

TETON ENERGY CORPORATION
By:
Name:
Title:

ANNEX A
NOTICE OF CONVERSION
     The undersigned hereby elects to convert principal under the Senior Subordinated Convertible Note of Teton Energy Corporation, a Delaware corporation (the “Company”), due on May 16, 2008, into Common Stock of the Company, subject to adjustment, both as more fully described in the Note, according to the conditions hereof, as of the date written below. If Common Stock is to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.
     The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.
Conversion calculations:

Date to Effect Conversion:

Principal Amount of Note to be Converted:

Payment of Interest in Common Stock __ yes __ no

If yes, $_____ of Interest Accrued on Account of Conversion at Issue.

Conversion Price: $

Number of Shares to be issued:

Signature:

Name:

Address:

Schedule 1
CONVERSION SCHEDULE
The Senior Subordinated Convertible Note due on May 16, 2008, in the aggregate principal amount of $                     issued by Teton Energy Corporation. This Conversion Schedule reflects conversions made under Section 4 of the above referenced Note.
Dated:

Aggregate
Principal
Amount
Remaining
Subsequent to
Date of Conversion		Conversion
(or for first		(or original
entry, Original	Amount of	Principal
Issue Date)	Conversion	Amount)	Company Attest

THE WARRANT EVIDENCED HEREBY, AND THE SECURITIES ISSUABLE HEREUNDER, HAVE BEEN AND SHALL BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE APPLICABLE STATE SECURITY LAWS. THE WARRANT AND SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND SHALL NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE PROPOSED DISPOSITION IS THE SUBJECT OF A CURRENTLY EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND SUCH STATE SECURITIES LAWS IN CONNECTION WITH SUCH DISPOSITION.
TETON ENERGY CORPORATION
COMMON STOCK PURCHASE WARRANT
Original Issue Date: MAY ___, 2007
Void After: 11:59 P.M., MAY ___, 2012
This Warrant is Issued to
[                    ]
(hereinafter called the “Holder,” which term shall include the Holder’s legal representatives, heirs, successors and assigns) by Teton Energy Corporation, a Delaware corporation (hereinafter referred to as the “Company”). This Warrant may be transferred by the Holder only in accordance with the provisions of Section 12.
     1. Exercise of Warrant. For value received and subject to the terms and conditions hereinafter set forth, the Holder is entitled, upon surrender of this Warrant at any time on or after May ___, 2007 and on or prior to May ___, 2012 (the “Exercise Date”) (with the subscription form annexed hereto (the “Subscription Form”) duly executed) at the office of the Company at 410 17th Street, Suite 1850, Denver, Colorado 80202, or such other office in the United States of which the Company shall notify the Holder hereof in writing, to purchase from the Company, at the purchase price hereinafter specified (as adjusted from time to time, the “Exercise Price”),                      shares (the “Warrant Shares”) (as adjusted from time to time) of the Common Stock, $0.001 par value per share, of the Company (the “Common Stock”). The initial Exercise Price shall be $5.00 per share.
     2. Issuance of Stock Certificates. As promptly as practicable after surrender of this Warrant and receipt of payment of the Exercise Price, the Company shall issue and deliver to the Holder a certificate or certificates for the shares purchased hereunder, in certificates of such denominations and in such names as the Holder may specify.
     3. Payment of Exercise Price. Payment of the Exercise Price shall be made by check made payable to the order of the Company or wire transfer of immediately available funds to a bank account designated by the Company.
     4. Cashless Exercise. The Holder may notify the Company in a Subscription Form of its election to utilize cashless exercise, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]

where:

X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

A = the volume weighted average of the closing prices for the five trading days immediately prior to (but not including) the Exercise Date.

B = the Exercise Price.
For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued.
     5. Limitation on Exercise. Notwithstanding anything to the contrary contained herein, the number of Warrant Shares that may be acquired by the Holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.
     6. Adjustment for Dividends, Distributions, Subdivisions, Combinations, Mergers, Consolidations or Sale of Assets.
          6.1 Manner of Adjustment.
                         (a) Stock Dividends, Distributions or Subdivisions. In the event the Company shall issue shares of Common Stock in a stock dividend, stock distribution or subdivision, the Exercise Price in effect immediately before such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased and the number of shares of Common Stock purchasable by exercise of this Warrant shall be proportionately increased.
                         (b) Combinations or Consolidations. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Exercise Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased and the number of shares of Common Stock purchasable by exercise of this Warrant shall be proportionately decreased.
                         (c) Adjustment for Reclassification, Exchange or Substitution. In the event that the class of securities issuable upon the exercise of this Warrant shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than any event addressed by Sections 6.1(a), 6.1(b) or 6.1(d)), then and in each such event the Holder shall have the right thereafter to exercise this Warrant for the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of the class of securities into which such Warrant might have been exercisable for immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.
                         (d) Adjustment for Merger, Consolidation or Sale of Assets. In the event that the Company shall merge or consolidate with or into another entity or sell all or substantially all of its assets, this Warrant shall thereafter be exercisable for the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon exercise of this Warrant would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions set forth in this Section 6 with respect to the rights and interest thereafter of the Holder of this Warrant, to the end that the provisions set forth in this Section 6 shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the exercise of this Warrant.
          6.2 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Exercise Price pursuant to this Section 6, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.
          6.3 Closing of Books. The Company shall at no time close its transfer books against the transfer of any shares of Common Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely and proper issuance of such shares.
     7. Covenants of the Company. During the period within which the rights represented by this Warrant may be exercised, the Company shall at all times have authorized and reserved for the purpose of issue upon exercise of the rights evidenced hereby, a sufficient number of shares of the class of securities issuable upon exercise of this Warrant to provide for the exercise of such rights. All securities which may be issued upon the exercise of the rights represented by this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof. Upon surrender for exercise, this Warrant shall be canceled and shall not be reissued; provided, however, that upon the partial exercise hereof a substitute Warrant of like tenor and date representing the rights to subscribe for and purchase any such unexercised portion hereof shall be issued.
     8. No Rights as Shareholder Until Exercise. This Warrant shall not entitle the Holder to any voting rights or any other rights as a stockholder of the Company but upon presentation of this Warrant with the Subscription Form duly executed and the tender of payment of the Exercise Price at the office of the Company pursuant to the provisions of this Warrant, the Holder shall forthwith be deemed a stockholder of the Company in respect of the securities for which the Holder has so subscribed and paid.
     9. No Change Necessary. The form of this Warrant need not be changed because of any adjustment in the Exercise Price or in the number of shares issuable upon its exercise. A Warrant issued after any adjustment or any partial exercise or upon replacement may continue to express the same Exercise Price and the same number of shares (appropriately reduced in the case of partial exercise) as are stated on this Warrant as initially issued, and that Exercise Price and that number of shares shall be considered to have been so changed as of the close of business on the date of adjustment.
     10. Addresses for Notices. All notices, requests, consents and other communications hereunder shall be in writing, either delivered in hand or mailed by registered or certified mail, return receipt requested, or sent by facsimile, and shall be deemed to have been duly made when delivered:
                         If to the Holder, to the Holder’s address as shown on the books of the Company; or
                         If to the Company, to the address set forth on the first page of this Warrant.
     11. Substitution. In the case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Warrant of like tenor and denomination and deliver the same (a) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or (b) in lieu of any Warrant lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft, or destruction of such Warrant (including, without limitation, a reasonably detailed affidavit with respect to the circumstances of any loss, theft or destruction), and of indemnity (or, in the case of the initial Holder or any other institutional holder, an indemnity agreement) satisfactory to the Company.
     12. Transfer Restrictions. This Warrant shall be freely transferable by the Holder, and may be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise).
     13. Taxes. The Company makes no representation about tax treatment to the Holder with respect to receipt or exercise of the Warrant or acquiring, holding or disposing of the Common Stock, and the Holder represents that the Holder has had the opportunity to discuss such treatment with the Holder’s tax advisers.
     14. Remedies. Each party stipulates that the remedies at law in the event of any default or threatened default by the other party in the performance or compliance with any of the terms of this Warrant are and shall not be adequate, and that such terms may be specifically enforced by a decree for that specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.
     15. Governing Law. This Warrant shall be construed and enforced in accordance with, and governed by, the laws of the State of New York without regard to its principles of conflicts of laws.
     16. Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Holder and the Company.
[remainder of page intentionally left blank]

* * *
     IN WITNESS WHEREOF, the parties have caused this Warrant to be executed this ___day of May, 2007.

TETON ENERGY CORPORATION

By:

Name:

Title:

EXHIBIT A
EXERCISE NOTICE
TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS
WARRANT TO PURCHASE COMMON STOCK
TETON ENERGY CORPORATION
     The undersigned holder hereby exercises the right to purchase                      of the shares of Common Stock (“Warrant Shares”) of Teton Energy Corporation, a Delaware corporation (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.
     1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

a “Cash Exercise” with respect to Warrant Shares; and/or

a “Cashless Exercise” with respect to Warrant Shares.
     2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $                     to the Company in accordance with the terms of the Warrant.
     3. Delivery of Warrant Shares. The Company shall deliver to the holder                      Warrant Shares in accordance with the terms of the Warrant.
Date:                      __, ______

Name of Registered Holder

By:

Name:
Title:

ACKNOWLEDGMENT
     The Company hereby acknowledges this Exercise Notice and hereby directs Computershare Investor Services to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated ___, 2007 from the Company and acknowledged and agreed to by Computershare Investor Services.

TETON ENERGY CORPORATION
By:
Name:
Title:

39